Exhibit 3.2

CERTIFICATE OF DESIGNATION OF

SERIES A-2 CONVERTIBLE PREFERRED STOCK

OF

JETPAY CORPORATION

_______________________

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

_______________________

JETPAY CORPORATION (f/k/a Universal Business Payment Solutions Acquisition Corporation), a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that, pursuant to authority conferred upon the board of directors of the Corporation (the “Board”) by the FOURTH Article of the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board adopted and approved the following resolution at a meeting of the Board duly held on March 31, 2014 providing for the designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A-2 Convertible Preferred Stock:

WHEREAS, the Certificate of Incorporation provides for two classes of shares of capital stock known as (i) common stock, par value $0.001 per share, and (ii) preferred stock, par value $0.001 per share (the “Preferred Stock”);

WHEREAS, the Certificate of Incorporation authorizes the issuance of 1,000,000 shares of Preferred Stock; and

WHEREAS, the Board is authorized by the Certificate of Incorporation as permitted by the DGCL to provide for the issuance of the shares of Preferred Stock in series and to establish from time to time the number of shares to be included in such series and to fix the voting powers, designations, preferences and relative, participating, optional and other rights of the shares of each such series and the qualifications, limitations and restrictions thereof.

NOW, THEREFORE, BE IT RESOLVED, that the Board deems it advisable to, and hereby does, designate a Series A-2 Convertible Preferred Stock and fixes and determines the voting powers, designations, preferences, rights, qualifications, limitations and restrictions relating to the Series A-2 Convertible Preferred Stock as follows:

Section 1.          Designation. The designation of the series of Preferred Stock of the Corporation is “Series A-2 Convertible Preferred Stock,” par value $0.001 per share (the “Series A-2 Preferred”).

Section 2.          Number of Series A-2 Preferred Shares. The authorized number of shares of Series A-2 Preferred is 9,000.

Section 3.          Defined Terms and Rules of Construction.

(a)          Definitions. As used herein with respect to the Series A-2 Preferred:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Board” shall have the meaning set forth in the preamble hereto.

“Business Day” means any day, other than a Saturday, Sunday, or any other date in which banks located in Philadelphia, Pennsylvania are closed for business as a result of federal, state or local holiday.

“Bylaws” shall mean the Bylaws of the Corporation in effect on the date hereof and as amended from time to time in accordance with the terms therein and herein.

“Capital Stock” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (in each case, however designated) stock issued by the Corporation.

“Certificate of Designation” shall mean this Certificate of Designation relating to the Series A-2 Preferred, as it may be amended from time to time in accordance with the terms hereof.

“Certificate of Incorporation” shall have the meaning set forth in the preamble hereto.

“Change of Control” shall mean, other than with respect to the transactions contemplated by the Flexpoint SPA (including thereafter, any transfers of Capital Stock between or among Flexpoint or any of its Affiliates), (a) any sale or other disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis in any transaction or series of related transactions, (b) any sale, transfer or issuance or series of related sales, transfers and/or issuances of shares of the Capital Stock by the Corporation or any holder thereof, which results in any single Person or group (as defined in Rule 13d-5 of the Exchange Act) becoming the beneficial owners of Capital Stock of the Corporation representing (x) 50% or more of the voting power of all outstanding voting Capital Stock of the Corporation or (y) the power to elect a majority of the Board (under ordinary circumstances, by contract or otherwise), or (c) any merger or consolidation to which the Corporation is a party; provided that the foregoing clause (c) shall not apply to any merger in which (i) the Corporation is the surviving entity, (ii) the terms of the Series A-2 Preferred are not changed and the Series A-2 Preferred is not exchanged for any cash, securities or other property and (iii) the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately prior to the merger continue to own the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board immediately after the merger.

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“Common Stock” means, collectively, the Corporation’s common stock, par value $0.001 per share, and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Price” shall mean $3.00, but as it may be adjusted from time to time in accordance with Section 9.

“Conversion Stock” means shares of Common Stock; provided that if there is a change such that the securities issuable upon conversion of the Series A-2 Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A-2 Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Corporation” shall have the meaning set forth in the preamble hereto.

“Exchange Act” shall mean shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Property” shall have the meaning set forth in Section 9(c)(1).

“Flexpoint” shall mean Flexpoint Fund II, L.P.

“Flexpoint SPA” shall mean that certain Securities Purchase Agreement, dated as of August 22, 2013, by and among the Corporation and Flexpoint (including thereafter, any transfers of Capital Stock between or among Flexpoint or any of its Affiliates), as amended from time to time in accordance with its terms.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Liquidation Amount” shall have the meaning ascribed to it in Section 5.

“Liquidation Value” shall mean, with respect to each share of Series A-2 Preferred, $600.00 (subject to a proportionate adjustment for any stock split, stock dividend, combination, recapitalization or other proportionate reduction or increase in the Corporation’s Capital Stock).

“Organic Change” shall have the meaning ascribed to it in Section 9(c).

“Original Issue Price” means $300.00 per Series A-2 Preferred Share.

“Person” or “person” shall mean an individual, corporation, limited liability company, association, partnership, group (as such term is used in Section 13(d)(3) of the Exchange Act), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof.

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“Preferred Stock” shall have the meaning set forth in the recitals hereto.

“Securities and Exchange Commission” means the United States Securities and Exchange Commission, or any governmental entity succeeding to the functions thereof.

“Series A-2 Preferred Majority Holders” shall mean, as of any time of determination, the holders of a majority of the Series A-2 Preferred Shares outstanding as of such time of determination.

“Series A-2 Preferred” shall have the meaning ascribed to it in Section 1.

“Series A-2 Preferred Share” means a share of Series A-2 Preferred.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall control any board of managers, managing member, managing director or general partner or similar governing body of such limited liability company, partnership, association or other business entity.

“Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person by law, by contract or otherwise.

“Underlying Common Stock” means (i) the Common Stock issued or issuable upon conversion of the Preferred Stock and (ii) any Common Stock or other securities issued or issuable with respect to the securities referred to in clause (i) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular shares of Underlying Common Stock, such shares shall cease to be Underlying Common Stock when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (c) repurchased by the Corporation or any Subsidiary.

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(b)          Rules of Construction. Unless the context otherwise requires: (i) words in the singular include the plural, and in the plural include the singular; (ii) “including” means including without limitation; (iii) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Certificate of Designation; (iv) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (v) references to Sections of or Rules under the Exchange Act shall be deemed to include substitute, replacement or successor Sections or Rules, and any term defined by reference to a Section of or Rule under the Exchange Act shall include the Securities and Exchange Commission and judicial interpretations of such Section or Rule; and (vi) headings are for convenience of reference only.

For purposes of this Certificate of Designation, all holdings of Series A-2 Preferred Shares and Underlying Common Stock by Persons who are Affiliates of each other shall be aggregated for purposes of meeting any threshold tests under this Certificate of Designation.

Section 4.          Dividends. In the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than dividends payable solely in shares of Common Stock, the Corporation shall also declare and pay to the holders of the Series A-2 Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the outstanding Series A-2 Preferred Shares had all (i.e., without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) of such outstanding Series A-2 Preferred Shares been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

Section 5.           Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A-2 Preferred shall be entitled to be paid, on a pari passu basis with the Common Stock, an amount in cash equal to the amount to which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all (without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) of such holder’s Series A-2 Preferred was converted into Conversion Stock immediately prior to such event (the “Liquidation Amount”). Upon any liquidation, dissolution or winding up of the Corporation, the entire assets available to be distributed to the holders of shares of Series A-2 Preferred and Common Stock shall be distributed pro rata among such holders on an as-converted basis.

Section 6.          Redemption. Except to the extent a liquidation under Section 5 may be deemed a redemption, the Series A-2 Preferred will not be redeemable at the option of the Corporation or any holder of Series A-2 Preferred at any time other than by mutual consent of the Corporation and the holder therof.

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Section 7.           [RESERVED]

Section 8.          Conversion.

(a)          Conversion at the Option of the Holder. Subject to the provisions of Section 8(f), each Series A-2 Preferred Share may be converted, at any time and from time to time, at the option of the holder thereof into the number of fully paid and nonassessable shares of Conversion Stock equal to the quotient determined by dividing (i) the Original Issue Price, by (ii) the Conversion Price then in effect.

(b)          Conversion Procedure. In the case of a conversion pursuant to Section 8(a) hereof, the conversion date shall be the date on which the certificate(s) representing such Series A-2 Preferred Shares and a duly signed and completed notice of conversion of such Series A-2 Preferred Share is received by the Corporation. As soon as possible (but in any event within five Business Days) after a conversion of Series A-2 Preferred Shares has been effected, the Corporation shall cause its transfer agent to deliver to the converting holder, a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such names or names and such denominations as the converting holder has specified. In case fewer than the total number of Series A-2 Preferred Shares represented by any certificate are converted, a new certificate representing the number of Series A-2 Preferred Shares not converted shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed Series A-2 Preferred Shares. From and after the date of conversion, the shares of Series A-2 Preferred Stock converted on such date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series A-2 Preferred Stock (except as expressly contemplated hereby and except for the right to receive from the Corporation the Common Stock and any other property receivable upon conversion) shall cease and terminate with respect to such Series A-2 Preferred Shares.

(c)          Cooperation. Subject to compliance with the Securities Act, the Corporation shall not close its books against the transfer of Series A-2 Preferred Shares or of Conversion Stock issued or issuable upon conversion of Series A-2 Preferred Shares in any manner which interferes with the timely conversion of the Series A-2 Preferred Shares. The Corporation shall assist and cooperate with any holder of Series A-2 Preferred Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Series A-2 Preferred Shares hereunder (including, without limitation, making any governmental filings required to be made by the Corporation).

(d)          Conversion Stock Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A-2 Preferred Shares, the number of shares of Conversion Stock that would be issuable upon the conversion of all outstanding Series A-2 Preferred Shares, without regard to any restrictions or limitations on conversion contained in this Certificate of Designation. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, charges and encumbrances. The Corporation shall take all such actions as may be necessary to ensure that all such shares of Conversion Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange or market upon which shares of Conversion Stock may be listed (except for official notice of issuance and change in the number of shares of Common Stock outstanding, each of which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A-2 Preferred Shares in accordance with this Section 8.

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(e)          Taxes. The Corporation shall pay any and all issuance or transfer Taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series A-2 Preferred Shares.

(f)          Conversion Limitation. Notwithstanding anything to the contrary contained in this Certificate of Designation, the shares of Series A-2 Preferred held by a holder thereof shall not be convertible by such holder to the extent (but only to the extent) that such holder and/or any of its Affiliates would beneficially own in excess of 9.9% (the “Maximum Percentage”) of the Common Stock. To the extent the above limitation applies, the determination of whether the shares of Series A-2 Preferred held by such holder shall be convertible (vis-à-vis other convertible, exercisable or exchangeable securities owned by such holder or any of its Affiliates) and of which such securities shall be convertible, exercisable or exchangeable (as among all such securities owned by such holder and its Affiliates) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Corporation for conversion, exercise or exchange (as the case may be). No prior inability of a holder of Series A-2 Preferred to convert shares of Series A-2 Preferred pursuant to this Section 8(f) shall have any effect on the applicability of the provisions of this Section 8(f) with respect to any subsequent determination of convertibility. For purposes of this Section 8(f), beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The provisions of this Section 8(f) shall be implemented in a manner otherwise than in strict conformity with the terms of this Section 8(f) to correct this Section 8(f) (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this Section 8(f) shall apply to a successor holder of shares of Series A-2 Preferred. The holders of Common Stock shall be third party beneficiaries of this Section 8(f) and the Corporation may not amend or waive this Section 8(f) without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of a holder of Series A-2 Preferred, the Corporation shall within one (1) Business Day confirm orally and in writing to such holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock.

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Section 9.          Adjustments.

(a)          General. The Conversion Price shall be adjusted from time to time pursuant to this Section 9.

(b)          Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

(c)          Reorganizations, Mergers, Consolidation, Merger or Sale.

(1)          Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, is referred to herein as an “Organic Change”. Prior to the consummation of any Organic Change each share of Series A-2 Preferred Stock outstanding immediately prior to such Organic Change shall remain outstanding and upon the consummation of such Organic Change: (A) if the Organic Change results in a Change of Control, such share shall thereafter (subject to prior conversion), without the consent of the holder thereof, become convertible into the cash, securities and other property that the holder would have received in such Organic Change had such holder owned a number of shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A-2 Preferred Shares (without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) as of the record date fixed for determination of stockholders entitled to receive such cash, securities or other property (such cash, securities and other property having a value equal to its fair market value is referred to herein as the “Exchange Property”) and all other rights pursuant to this Certificate of Designation with respect to the shares of Series A-2 Preferred Stock shall immediately terminate; and (B) if the Organic Change does not result in a Change of Control, the surviving corporation shall exchange in such transaction for each share of Series A-2 Preferred Stock outstanding immediately prior to such Organic Change, preferred shares of the surviving corporation with substantially the same terms and conditions as the Series A-2 Preferred Stock, which terms are no less beneficial to the holders thereof, except that such preferred shares shall, upon conversion, be converted into, in lieu of the Conversion Stock, the Exchange Property.

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(2)          In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in the Organic Change, the “Exchange Property” that holders of the Series A-2 Preferred Stock shall be entitled to receive shall be determined by the Series A-2 Preferred Majority Holders, who shall make such determination from among the choices made available to the holders of the Common Stock.

(3)          The above provisions of this Section 9(c) shall similarly apply to successive Organic Changes.

(d)          Certain Events. If any event occurs of the type contemplated by the provisions of this Section 9 but not expressly provided for by such provisions, then the Board shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of Series A-2 Preferred Shares; provided that no such adjustment shall increase the Conversion Price as otherwise determined pursuant to this Section 9 or decrease the number of shares of Conversion Stock issuable upon conversion of each Series A-2 Preferred Share.

(e)          Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A-2 Preferred Shares, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A-2 Preferred Shares at least 20 days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon Common Stock, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Corporation shall also give written notice to the holders of Series A-2 Preferred Shares at least 20 days prior to the date on which any Organic Change shall take place.

Section 10.          Voting Rights. Without limiting any rights provided to the holders of shares of Series A-2 Preferred under the DGCL, the holders of shares of Series A-2 Preferred shall be entitled to vote as a single class with the holders of the Common Stock on all matters submitted to a vote (or action by written consent, if available) of stockholders of the Corporation. Each holder of shares of the Series A-2 Preferred shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Series A-2 Preferred held of record by such holder could then be converted (taking into account, for the avoidance of doubt, any Conversion Price adjustments made pursuant to Section 9(b) and 9(c), but without regard to any restrictions or limitations on conversion contained in this Certificate of Designation) at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed; provided, however, that solely for purposes of calculating the number of votes that each holder of shares of Series A-2 Preferred is entitled to pursuant to this Section 10, the Conversion Price shall be assumed to equal $3.00, prior to any adjustment to the Conversion Price pursuant to Section 9(b) and 9(c). The holders of Series A-2 Preferred Shares shall be entitled to notice of any meeting of stockholders, which such notice shall be made in accordance with the Bylaws of the Corporation. Notwithstanding anything to the contrary in Article VII of the Certificate of Incorporation, any action required or permitted to be taken at an annual or special meeting of the holders of Series A-2 Preferred Shares may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of Series A-2 Preferred Shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

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In accordance with the provisions of § 242(b)(2) of the DGCL, the number of authorized shares of any class or classes of stock may be increased or decreased by the affirmative vote of the holders of a majority of the issued and outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the class vote requirements set forth in § 242(b)(2) of the DGCL (but, in the case of any decrease, not below the number of outstanding shares of any such class or classes).

Section 11.          [RESERVED].

Section 12.          [RESERVED].

Section 13.          [RESERVED].

Section 14.          Corporate Opportunities. To the fullest extent permitted by Section 122 of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation or any of its Subsidiaries. No amendment or repeal of this Section 14 shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

Section 15.          Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A-2 Preferred Shares. Upon the surrender of any certificate representing Series A-2 Preferred Shares at such place, the Corporation shall, at the request of the record holder of such certificate, execute and cause its transfer agent to deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Series A-2 Preferred Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Series A-2 Preferred Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A-2 Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such Series A-2 Preferred Shares represented by the surrendered certificate.

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Section 16.          Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (it being understood that an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Series A-2 Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Series A-2 Preferred Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A-2 Preferred Shares represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 17.          Written Consents. The Series A-2 Preferred Majority Holders and the holders of Series A-2 Preferred may act by written consent in any instance provided herein where a vote of such holders or group of holders is contemplated.

Section 18.          Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be given in writing and shall be deemed effectively given (a) if given by personal delivery, upon actual delivery, (b) if given by facsimile, telex or telecopier, upon receipt of confirmation of a completed transmittal, (c) if given by mail, upon the earlier of (i) actual receipt of such notice by the intended recipient or (ii) five Business Days after such notice is deposited in first class mail, postage prepaid, and (d) if by an internationally recognized overnight courier for overnight delivery, one Business Day after delivery to such courier for overnight delivery, in each case, (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed and acknowledged by its undersigned duly authorized officer this 5th day of May, 2014.

JETPAY CORPORATION By: /s/ Bipin C. Shah______________________ Name: Bipin C. Shah Title: Chief Executive Officer

[Signature Page to Series A-2 Preferred Certificate of Designation]